
Calculation of Earnings Per Share

                                                     Fiscal Year Ended
                                        ------------------------------------------
                                        December 31,  December 25,  December 26,
                                            1995          1994          1993
                                        ------------- ------------- -------------

Net Income                              $477,262,000  $465,399,000  $397,752,000


Net income per share                           $3.41         $3.23         $2.72

Weighted average number of common
 shares outstanding                      140,156,000   144,276,000   146,474,000
